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                                    FORM 8-K

                                 CURRENT REPORT


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) OCTOBER 18, 1999



COMMISSION          REGISTRANT; STATE OF INCORPORATION;         IRS EMPLOYER
FILE NUMBER            ADDRESS; AND TELEPHONE NUMBER          IDENTIFICATION NO
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1-9513                       CMS ENERGY CORPORATION              38-2726431
                            (A MICHIGAN CORPORATION)
                        FAIRLANE PLAZA SOUTH, SUITE 1100
                              330 TOWN CENTER DRIVE
                            DEARBORN, MICHIGAN 48126
                                (313) 436-9261


1-5611                       CONSUMERS ENERGY COMPANY            38-0442310
                            (A MICHIGAN CORPORATION)
                            212 WEST MICHIGAN AVENUE
                                JACKSON, MICHIGAN
                                 (517) 788-1030



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ITEM 5.  OTHER EVENTS.

        CMS Energy has announced that because of the currently low price of its Common Stock it has identified an alternative way to improve its balance sheet through the sale of non-strategic assets. The company has identified for possible sale $1 billion of assets which are expected to contribute little or no earnings benefit in the short to medium term and expects to sell $500 to $700 million of such assets by the end of the first quarter of 2000. The cash raised in this manner should make further issuance of equity securities unnecessary in the near future.

        The company has also announced that Consumers Energy is making progress in discussions with its major commercial and industrial customers which, if successful, would result in agreement on the need for, and substance of, electric restructuring legislation in Michigan and have the effect of resolving Consumers Energy's major rate proceedings pending before the Michigan Public Service Commission. While there are no assurances that an agreement or legislation will result, the company is optimistic that a positive outcome of the discussions can be achieved.


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                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         CMS ENERGY CORPORATION



Dated:     October 18, 1999                    By: /s/ William T. McCormick, Jr.
                                                  ---------------------------
                                                   William T. McCormick, Jr.
                                                   Chairman of the Board and
                                                   Chief Executive Officer




                                         CONSUMERS ENERGY COMPANY



Dated:     October 18, 1999                    By: /s/ William T. McCormick, Jr.
                                                  ---------------------------
                                                   William T. McCormick, Jr.
                                                   Chairman of the Board